Exhibit 10.3

RADIAN VOLUNTARY DEFERRED

COMPENSATION PLAN FOR DIRECTORS

Adopted by the Board of Directors on May 6, 2008

Radian Group Inc. (“Company”) currently maintains the Radian Voluntary Deferred Compensation Plan for Directors (“Plan”). The Plan was originally established by the Company’s Board of Directors effective October 19, 1999. The Plan was amended and restated to be effective December 12, 2005 (“2005 Plan”) in an effort to incorporate the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and was further amended and restated effective January 1, 2008. The Company now desires to amend and restate the Plan in order to provide for transition elections under section 409A of the Code and make other appropriate changes.

Amounts that were earned and vested as of December 31, 2004 are intended to be “grandfathered” for purposes of section 409A of the Code (“Grandfathered Deferrals”). Distribution of the Grandfathered Deferrals shall be governed by the Plan as in effect on October 3, 2004, consistent with the “grandfather” provisions of section 409A of the Code, as set forth in Exhibit A hereto.

ARTICLE I - Definitions

Section 1.01 “Account” shall mean a bookkeeping record of the accumulated contributions determined for each Participant, including any earnings credited to or debited from such contributions. A Participant’s Account shall be fully vested and nonforfeitable at all times.

Section 1.02 “Benefit Commencement Date” means the date irrevocably elected by the Participant pursuant to Section 2.04, or such later date as elected by the Participant pursuant to Section 2.05. As part of Participant’s initial deferral election made with respect to Compensation earned in a given Plan Year, the Participant may elect a specific distribution date or may elect to commence distribution of his or her benefits under the Plan upon Separation from Service. If a Participant does not make an election to commence payment upon his or her Separation from Service in the initial deferral election, the Participant may not later make an election to commence payment upon Separation from Service pursuant to a re-deferral election under Section 2.05.

Section 1.03 “Board” means the Board of Directors of Radian Group Inc.

Section 1.04 “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.05 “Company” means Radian Group Inc., a Delaware corporation, and its corporate successors and assigns.

Section 1.06 “Committee” means the Compensation and Human Resources Committee of the Board.

Section 1.07 “Compensation” means the annual fee, meeting fees, any chairmanship fees and any other cash compensation payable to Participants for services completed during the Plan Year for their services as a member of the Board.

Section 1.08 “Contingent Deferred Obligation” means the total amount of the Company’s contingent liability for payment of deferred benefits under the Plan.

Section 1.09 “Deferred Compensation” means the amount of Compensation that a Participant has irrevocably elected to defer under the terms of this Plan.

Section 1.10 “Director” means a director of the Company who is not an employee of the Company or any of its Subsidiaries.

Section 1.11 “Disabled” or “Disability” means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders the Participant incapable of continuing any gainful occupation and which condition constitutes total disability under the federal Social Security Act then in effect. A determination of Disability shall be made in accordance with the requirements of section 409A of the Code.

Section 1.12 “Participant” means a Director who elects to participate in the Plan, and further differentiated as follows:

(a) “Active Participant”: A Participant who is a Director at the time in question.

(b) “Inactive Participant”: A Participant who is not a Director at the time in question (including as a result of the Participant’s death or Disability).

Section 1.13 “Plan” means this Voluntary Deferred Compensation Plan for Directors, as it may be amended from time to time.

Section 1.14 “Plan Year” means the calendar year during which a Participant’s Compensation is earned.

Section 1.15 “Separation from Service” means a Director’s separation from service as a member of the Board which constitutes a “separation from service” for purposes of section 409A of the Code.

Section 1.16 “Subsidiary” means a company of which the Company owns, directly or indirectly, at least a majority of the shares having voting power in the election of directors or other governing body.

ARTICLE II - Designation of Participants and Payment of Account

Section 2.01 Each individual who is eligible to participate in the Plan shall complete such forms and provide such data as are reasonably required by the Committee as a precondition to Plan participation.

Section 2.02

(a) Each Participant must fully complete the deferral election form provided by the Company, irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only. By making such election, the Participant shall for all purposes be deemed conclusively to have consented to the provisions of the Plan and to all subsequent amendments thereto. Such forms must be filed prior to January 1 of the Plan Year for which the election is to be effective, or at such earlier time as may be set by the Committee in its sole discretion.

(b) Notwithstanding the foregoing, if an individual first becomes a Director in the middle of a Plan Year, the Director may elect to defer a percentage of his or her Compensation for such Plan Year so long as the Director files the deferral election form provided by the Company, irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only, on or before the date that is 30 days after the date on which the individual first becomes a Director. The deferral election shall apply only to Compensation earned with respect to services performed after the date on which the Director files his or her deferral election form.

(c) A separate deferral election must be filed for each Plan Year.

Section 2.03 A Participant may elect to receive his or her Account balance in a single sum payment or annual installment payments over a term of ten years. Subject to Section 2.05, the form in which the Participant elects to receive payment of his or her Account balance shall be irrevocably elected on the Participant’s deferral election form as described in Section 2.02 above.

Section 2.04

(a) On the Plan deferral election form described in Section 2.02, a Participant may elect to receive or commence payment of his or her Account balance, in the form elected in Section 2.03, either (i) in January of any year which is at least two years following the Plan Year for which such election is made, or (ii) in January of the year immediately following his or her Separation from Service.

(b) Subject to Section 2.05, the date on which the Participant irrevocably elects to receive, or commence receiving, payment of his or her Account balance shall be elected on the Participant’s deferral election form as the Benefit Commencement Date. However, if the Participant designates a specified date as the Benefit Commencement Date and the Participant’s service with the Board terminates before that specified date as a result of the Participant’s death, Disability, or Separation from Service, the Benefit Commencement Date shall be the first to occur of (i) the specified date, (ii) in the event of the Participant’s death, the date described in Section 4.01, (iii) in the event of the Participant’s Disability, the date described in Section 5.02(a), or (iv) Separation from Service, except as otherwise provided in Section 2.05.

(c) Notwithstanding anything in the Plan to the contrary, the payment dates for all Grandfathered Deferrals shall be determined pursuant to Exhibit A.

Section 2.05

(a) For amounts other than Grandfathered Deferrals, a Participant shall have the option of postponing an elected Benefit Commencement Date by making an irrevocable election to defer payment at least 12 full months before distributions under the Plan related to that Benefit Commencement Date are scheduled to commence. Such re-deferral shall be for at least five years from the year of the Benefit Commencement Date, and shall not take effect until at least 12 months after the date on which the re-deferral election is made. A Participant may not, in connection with a re-deferral made under this Section 2.05, elect to receive a distribution of amounts related to a Benefit Commencement Date upon his or her Separation from Service.

(b) If a Participant elected Separation from Service as the Benefit Commencement Date on his or her original deferral election form, the Participant may re-defer the Benefit Commencement Date only if such re-deferral is for at least five years from the Participant’s Separation from Service. If the Participant has a Separation from Service within 12 months after the date on which the re-deferral election is made, the re-deferral election shall be disregarded for purposes of determining the Participant’s Benefit Commencement Date.

(c) In connection with a re-deferral election under this Section 2.05, a Participant may also change the form in which the Participant elected to receive his or her Account balance under Section 2.03 at the applicable Benefit Commencement Date.

(d) A Participant may postpone his or her elected Benefit Commencement Date and change the form of payment relating to that Benefit Commencement Date on one or more occasions in accordance with this Section 2.05. A Participant shall make the elections on a form designated by the Committee.

(e) For re-deferral elections made after December 31, 2008 with respect to amounts other than Grandfathered Deferrals, the Participant’s new Benefit Commencement Date (as designated in the re-deferral election) shall not be accelerated if the Participant has a Separation from Service, other than on account of Disability or death or as otherwise permitted by section 409A.

(f) Notwithstanding the foregoing, elections may be made on or before December 31, 2008 under the transitional rules set forth in section 409A, pursuant to Section 2.06 below.

Section 2.06 To the extent permitted under section 409A and the regulations issued thereunder, Participants may make new payment elections on or before December 31, 2008 with respect to the time and form of payment of amounts other than Grandfathered Deferrals, provided that a Participant shall not be permitted in calendar year 2008 (i) to change payment elections with respect to amounts that the Participant would otherwise receive in 2008 or (ii) to cause payments to be accelerated into 2008. The Committee shall determine the available payment forms, times, and other terms relating to new payment elections made under the 409A transition rules.

Section 2.07 All deferral elections made with respect to Grandfathered Deferrals shall be governed by Exhibit A hereto.

ARTICLE III - Contingent Future Payments, Earnings, Investments and Forfeitures

Section 3.01 The Committee shall cause an Account to be kept in the name of each Participant, which shall reflect the value of the Contingent Deferred Obligation payable to such Participant or beneficiary under the Plan. Each Account shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts established under the Plan shall hold any actual funds or assets.

Section 3.02

(a) As soon as practicable after each year, each Active Participant’s Account shall be credited with earnings and debited with losses in accordance with the rate of return option elected by the Participant. The rate of return options available under the Plan are:

(i) For investment elections in effect prior to January 1, 2008, an annual rate of return equal to 200 basis points in excess of the average yield on 30-year U.S. Treasuries in effect on the last business day of each month of the year.

(ii) For investment elections in effect prior to January 1, 2008, an annual rate of return equal to the change in the market value of the Company’s Common Stock (positive or negative) for the year.

(iii) The return on a hypothetical investment in one or more investment funds designated by the Committee, which constitute a “predetermined actual investment” as described in the regulations issued under section 409A of the Code.

(b) Under alternative 3.02(a)(iii), beginning January 1, 2008, each Active Participant may select one investment fund from those designated by the Committee for purposes of measuring investment return for the investment of the Participant’s Deferred Compensation for each Plan Year. The Participant may select different investment funds for different Plan Years’ Deferred Compensation, but only one investment fund for each Plan Year’s Deferred Compensation. The investment funds shall be used only for purposes of measuring the return on the Participant’s Account, and no Participant shall have any interest in any actual investment fund. The Company shall calculate the return on the hypothetical investments in investment funds on a quarterly or more frequent basis.

(c) The Committee shall establish procedures by which Active Participants can change their investment elections among the available investment alternatives, with such changes to be effective as of the first day of the calendar quarter following the date of the election, except as otherwise determined by the Committee. Any changes with respect to the Common Stock investment return shall be subject to applicable securities laws and Company policies.

(d) Effective January 1, 2008, for elections made in December 2007 and thereafter, no Participant may make a new election (including a re-deferral election) to designate an investment return based on alternative 3.02(a)(i) or 3.02(a)(ii). Elections in effect prior to January 1, 2008 with respect to alternative 3.02(a)(i) or 3.02(a)(ii) shall remain in effect according to their terms, unless the Active Participant elects to designate an investment fund for measuring investment return as described in alternative 3.02(a)(iii) above.

Section 3.03

(a) For Participants who are Inactive Participants as of January 1, 2008, as soon as practicable after each year, each Inactive Participant’s Account shall be credited with earnings based upon the average yield on 5-year U.S. Treasuries on the last business day of each month of such year plus 100 basis points.

(b) For Participants who become Inactive Participants on or after January 1, 2008, each Inactive Participant’s Account shall be credited with earnings or losses each year based upon the return of a hypothetical bond fund designated by the Committee.

(c) A Participant who ceases being a Director shall have the rate of return that he or she selected in accordance with Section 3.02 applied to his or her Deferred Compensation until the date on which the Participant terminates status as a Director. The rate of return for Inactive Participants provided under this Section 3.03 shall be applied to his or her Deferred Compensation from the date on which the Participant terminates status as a Director until such Deferred Compensation is distributed.

Section 3.04 Each Participant’s Account shall be credited with the amount of Deferred Compensation for a Plan Year as of the date such Deferred Compensation would have been paid to the Participant had it not been deferred in accordance with this Plan. All earnings or losses thereon shall be prorated accordingly.

Section 3.05 If a Participant receives a distribution from his or her Account, the Company shall credit earnings or losses on the Participant’s Account for the portion of the year preceding the distribution date.

Section 3.06 Title to and beneficial ownership of any assets, whether cash or investments, which the Company may set aside or earmark to meet its Contingent Deferred Obligation hereunder, shall at all times remain in the Company. All Plan Participants and beneficiaries are general unsecured creditors of the Company with respect to the benefits due hereunder and the Plan constitutes an agreement by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be considered unfunded for tax purposes.

Section 3.07 In order to meet its Contingent Deferred Obligations hereunder, funds may be set aside or earmarked by the Company. These funds may be kept in cash, or invested and reinvested, at the discretion of the Committee. The Company may, but is not required to, establish a grantor trust which may be used to hold assets of the Company which are maintained as reserves against the Company’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Company’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Company’s obligation hereunder, then such obligation of the Company shall be reduced to the extent such assets are utilized to meet its obligations hereunder.

ARTICLE IV - Death Benefits

Section 4.01 In the event that a Participant dies prior to his or her Benefit Commencement Date, the Participant’s Account shall accrue earnings or losses thereafter in accordance with

Section 3.03 until such time as the Account is distributed. The beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the Account in January of the year immediately following the Participant’s death.

Section 4.02 In the event that a Participant dies after his or her Benefit Commencement Date, the beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the Account within 60 days following the Participant’s death.

Section 4.03 Notwithstanding anything in the Plan to the contrary, the payment of benefits with respect to all Grandfathered Deferrals shall be determined pursuant to Exhibit A.

ARTICLE V - Payment of Benefits

Section 5.01

(a) A Participant shall be paid the value of his or her Account (or portion thereof) beginning within 60 days after the Benefit Commencement Date in a single sum or in periodic installment payments payable annually for ten years as irrevocably elected by the Participant. The Participant’s Account will continue to be credited with earnings or losses calculated in accordance with his or her elections until the date upon which the Participant’s entire Account balance is distributed.

(b) If the Participant has elected to receive his or her Account in annual installments, the first annual installment shall become payable on the Benefit Commencement Date. All subsequent installment payments shall be made each year on the anniversary of the Benefit Commencement Date under this Section 5.01(b). The Participant’s Account will continue to be credited with earnings or losses calculated in accordance with his or her elections until the date upon which the Participant’s entire Account balance is distributed. Each annual payment shall be calculated by dividing the remaining value of the Account (or portion thereof) by the number of remaining annual installment payments to be made to the Participant.

(c) Notwithstanding anything in the Plan to the contrary, the payment of benefits with respect to all Grandfathered Deferrals shall be determined pursuant to Exhibit A.

Section 5.02 A Participant’s death benefit shall be payable to the Participant’s beneficiary as set forth in Article IV.

Section 5.03

(a) In the event of the Participant’s Separation from Service on account of Disability prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date shall be adjusted to the January following the Participant’s Separation from Service.

(b) Subject to Section 5.02(d), in the event of the Participant’s Separation from Service as a member of the Board prior to his or her selected Benefit Commencement Date other than on account of death or Disability, the Participant’s Benefit Commencement Date shall be adjusted to the January following the Participant’s Separation from Service.

(c) The Participant’s Account shall be paid in the form elected by the Participant on his deferral election form pursuant to Section 2.03 (i.e., in a single sum payment or annual installment payments over a term of ten years).

(d) Notwithstanding the foregoing, if a Participant made a re-deferral election under Section 2.05 after December 31, 2008 with respect to amounts other than Grandfathered Deferrals, the Participant’s Account attributable to such re-deferred amounts may not be distributed until the Benefit Commencement Date designated in the re-deferral election, except in the event of the Participant’s Disability or death or as otherwise permitted by section 409A.

(e) Notwithstanding anything in the Plan to the contrary, the payment of benefits with respect to all Grandfathered Deferrals shall be determined pursuant to Exhibit A.

Section 5.04 For amounts deferred after 2004, a Participant may elect to be paid all or any part of such amounts plus earnings thereon in the event such funds are needed in connection with an “unforeseeable emergency” (as determined by the Committee in accordance with applicable law). For purposes of this Section 5.04, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable emergency shall be administered in accordance with section 409A of the Code.

Section 5.05 Any claim by a Participant or a beneficiary (hereafter the “Claimant”) for benefits shall be submitted in writing to the Committee.

(a) The Committee shall be responsible for deciding whether such claim is payable, or the claimed relief otherwise is allowable, under the provisions and rules of the Plan (a “Covered Claim”). The Committee otherwise shall be responsible for providing a full review of the Committee’s decision with regard to any claim, upon a written request.

(b) Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify; and such person shall not have any rights or be entitled to any benefits, or further benefits, hereunder, as the case may be, unless the required information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply, at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits, or no further benefits, hereunder, as the case may be, shall be payable to such Claimant.

(c) Notice of any decision by the Committee with respect to a claim generally shall be furnished to the Claimant within 90 days following the receipt of the claim by the Committee (or within 90 days following the expiration of the initial 90 day period in any case where there are special circumstances requiring extension of time for processing the claim). If special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Committee to the Claimant.

(d) Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing. If the Committee fails to notify the Claimant of the decision regarding their claim in accordance with this section, the claim shall be “deemed” denied, and the Claimant then shall be permitted to proceed with the claims review procedure provided for herein.

(e) Within 60 days following receipt by the Claimant of notice of the claim denial, or within 60 days following the date of a deemed denial, the Claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully review the decision denying the claim. The decision of the Committee then shall be made within 60 days following receipt by the Committee of a timely request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring an extension of time for reviewing such denied claim). The Committee shall deliver its decision to the Claimant in writing. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

(f) For all purposes under the Plan, the decision with respect to a claim (if no review is requested) and the decision with respect to a claims review (if requested), shall be final, binding and conclusive on all Participants, beneficiaries and other interested parties, as to all matters relating to the Plan and Plan benefits. Further, each claims determination under the Plan shall be made in the absolute and exclusive discretion and authority of the Committee.

Section 5.06 If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is determined to be legally incapable of giving valid receipt and discharge for such benefits, benefits will be paid to such person as the Committee may designate for the benefit of such Participant or beneficiary. Such payments shall be considered a payment to such Participant or beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.

Section 5.07 The Committee shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Company’s or the Committee’s records. If the Committee is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Company shall continue to hold the benefit due such person, subject to any applicable state escheat laws.

ARTICLE VI - Beneficiary Designation

Section 6.01 A Participant may designate a beneficiary and a contingent beneficiary as part of his or her deferral election. Any beneficiary designation hereunder shall remain effective until changed or revoked.

Section 6.02 A beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Company.

Section 6.03 If the Participant dies without having designated a beneficiary or if the Participant dies and the beneficiary so named by the Participant has predeceased the Participant, then the Participant’s estate shall be deemed to be the beneficiary.

ARTICLE VII - Administration

Section 7.01 The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to the supervision and control of the Committee. The Company shall pay all expenses of administering the Plan either from funds set aside or earmarked under the Plan or from other funds.

Section 7.02 To the extent permitted by law, the right of any Participant or any beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

Section 7.03 No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to their own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

Section 7.04 The Committee shall be the agent for service of process on the Plan.

Section 7.05 Benefit payments hereunder shall be subject to withholding, to the extent required (as determined by the Company) by applicable tax or other laws.

Section 7.06 The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and their heirs, executors, administrators and legal representatives.

Section 7.07 If any provision of this Plan is held invalid or unenforceable to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.

Section 7.08 The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code, and all payments to be made upon Separation from Service under this Plan may only be made upon a “separation from service” under section 409A of the Code. If any Participant is a “specified employee” under section 409A of the Code (as determined by the Committee) and if the Participant’s distribution under the Plan is to commence, or be paid upon, separation from service, payment of the distribution shall be delayed for a period of six months after the Participant’s separation date, if required pursuant to section 409A of the Code. If payment is delayed, the accumulated postponed amount shall be paid within 10 days after the end of the six-month period following the date on which the Participant separates from service. If the Participant dies during the six-month period, the accumulated postponed amount shall be paid as described in Section 4.02. All amounts to be distributed under this Plan shall be paid, or commence to be paid, within 60 days after the Benefit Commencement Date, or the applicable anniversary in the case of installment payments, but in no event shall a payment be made after December 31 of the calendar year in which the payment is scheduled to be made, or otherwise in accordance with section 409A. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted by section 409A of the Code.

ARTICLE VIII - Amendment or Termination of Plan

Section 8.01 The Board may terminate the Plan or amend the Plan in whole or in part, effective as of any date specified. Notwithstanding the foregoing, in the event of a “Change in Control” of the Company, as such term is defined in the Company’s Equity Compensation Plan, the Plan may not be amended in any manner whatsoever that would diminish the value of a Participant’s interest in or ultimate benefits under the Plan or accelerate any payment to a Participant.

ARTICLE IX - Deferral of Deferred Stock Units

Section 9.01. Each Director may elect to defer the payment date of any deferred stock units (“DSUs”) that were granted by the Company in consideration for the Director’s service as a director and that are payable upon his or her departure from the Company’s Board. Such deferral of DSUs: (i) must be made in writing at least one year before a Director’s departure from the Company’s Board and (ii) shall be for a specified period of years after the date of such departure.

All deferral elections with respect to DSUs shall be made in accordance with section 409A of the Code. Deferral elections after December 31, 2008 that are made in accordance with the “subsequent election” rules of section 409A shall be made as follows: (i) the election must be made at least 12 full months before distribution would otherwise be made, (ii) the deferral must be for at least five years from the original distribution date, and (iii) the deferral election must not take effect until 12 months after the date on which the deferral election is made.

All deferred DSUs shall be paid in a lump sum payment at the specified distribution date. Deferred DSUs shall be paid in shares of Company stock pursuant to the terms of the Company’s equity compensation plan pursuant to which they were granted, and deferred DSUs shall in all respects be subject to the terms of such plan (including plan provisions with respect to adjustments in the event of changes in corporate capitalization).

Exhibit A

Grandfathered Provisions

The terms of the Plan applicable to re-deferrals and distributions of Grandfathered Deferrals are set forth on this Exhibit A. With respect to the Grandfathered Deferrals, the Plan shall be operated in accordance with the terms of the Plan in existence on October 3, 2004, as set forth in this Exhibit A, in accordance with the “grandfather” provisions of section 409A of the Code.

ARTICLE I - Designation of Participants and Payment of Account

Section 1.01 Deferral of Grandfathered Deferrals.

(a) For Grandfathered Deferrals, a Participant shall have the option of postponing an elected Benefit Commencement Date by making an irrevocable election to roll over such election prior to the year in which such benefit is payable. Such re-deferral shall be for at least two (2) years from the year of the original Benefit Commencement Date. A Participant shall make such election on a form designated by the Committee.

(b) For the avoidance of doubt, an amount deferred in 2004 or earlier and any earnings thereon shall always be deemed to be a Grandfathered Deferral for the purposes of this section regardless of how many times or when such amount was re-deferred as long as such amount was re-deferred in accordance with the terms of the Plan in existence on October 3, 2004.

ARTICLE II - Death Benefits

Section 2.01 For Grandfathered Deferrals, in the event that a Participant dies prior to the Benefit Commencement Date, the Participant’s Account shall accrue annual earnings thereafter in accordance with Section 3.03 of the Plan until such time as the Account is distributed. The beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the Account in January of the year immediately following the Participant’s death.

Section 2.02 For Grandfathered Deferrals, in the event that a Participant dies after the Benefit Commencement Date, the beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire value of the Account.

ARTICLE II - Payment of Benefits

Section 3.01 A Participant’s Grandfathered Deferrals shall become payable to the Participant as soon as administratively practical following the Benefit Commencement Date specified in the Participant’s deferral election. If the Participant has elected to receive his or her Account in annual installments, the Participant’s Account will continue to be credited with earnings or losses calculated in accordance with his or her elections. Each annual payment shall be calculated by dividing the remaining value of the Account (or portion thereof) by the number of remaining annual installment payments to be made to the Participant.

Section 3.02 A Participant’s death benefit shall be payable to the Participant’s beneficiary as set forth in Article II.

Section 3.03 A Participant shall be paid the value of his or her Grandfathered Deferrals beginning at the Benefit Commencement Date in a single sum or in periodic installment payments payable annually for ten years as irrevocably elected by the Participant.

Section 3.04 For Grandfathered Deferrals, the event of the Participant’s Disability or departure from the Company’s Board prior to the selected Benefit Commencement Date, the Participant’s Benefit Commencement Date shall be adjusted to the January following the Participant’s departure from the Company’s Board or Disability. The Participant’s Account shall be paid in the manner prescribed on the Participant’s election form, except with regard to the Participant’s originally selected Benefit Commencement Date. For purposes of Grandfathered Deferrals, “Disability” shall have the meaning assigned to such term in the Company’s disability plan as in effect on October 3, 2004.

Section 3.05 A Participant may elect at any time to be paid the entire amount of the Participant’s Grandfathered Deferrals, including earnings thereon, in which case the Participant shall be paid such amount, less 10% of such amount as an early withdrawal penalty, as soon as practicable. Notwithstanding anything to the contrary in the Plan, if a Participant makes an election under this Section 3.05 to receive the Participant’s Grandfathered Deferrals, the Participant shall no longer be eligible to participate in the Plan (which means that the Participant may not make any subsequent elections to defer compensation under the Plan).